Exhibit 99.1

FOR IMMEDIATE RELEASE

Subject:	Nitches Announces Acquisition of Home Décor Business
	•	Deal expected to increase annual revenue 10% while leveraging Nitches’ sourcing and distribution infrastructure

SAN DIEGO, CA, June 28, 2006 -- Nitches, Inc. (NASDAQ:NICH) today announced that it has entered into a definitive agreement to acquire the Home Décor business of Taresha LLC as of July 1, 2006 in an all stock transaction.  Management expects the transaction to be immediately accretive to revenues and earnings in the fourth quarter of fiscal 2006 and beyond.

                Nitches will acquire order backlog for Taresha Home Décor products of approximately $2.1 million, with an estimated $800,000 on order for shipment to customers by August 31, 2006, and the remaining $1.3 million for shipment during the first quarter of Nitches’ fiscal 2007.  The Home Décor business had total sales volume of approximately $6.3 million for calendar year 2005 and is expected to exceed this total by 25% for calendar 2006.  Traditionally almost 60% of Taresha’s Home Décor volume is recorded in the second half of the calendar year.

                Since 2002, Taresha has been designing, selling, importing, and distributing home decor products, primarily candles, candle accessories, bath décor accessories, picture frames, tabletop, and general glass décor, to many levels of distribution through company owned brands, licensed national brands, and retailer private label programs.  Taresha’s branded product lines include:

•	Michael Coffindaffer Home - Upscale designer candle and home decor accessory product with a “sophisticated” point of view.

•	MC Home - Basic and seasonal candles and décor with an upscale flavor and many differentiated designs, fragrances, and fabrics.

•	Bill Blass® Home Décor - Branded home décor with classic styling for today’s home.

•	Newport Blue® - Exciting, fun, resort-styled home décor developed around the national brand.

                Products bearing these brands are sold to better department stores, specialty home décor stores, moderate department stores, home décor catalog companies, warehouse clubs, and national and regional chain stores.  The company also develops, designs and manufactures private label product for many key home décor retailers and catalogs.

                As part of the transaction Nitches will retain all key executives in product development, sales and production.  Home Décor President Ron Mangini and Senior Vice President of Product Development Michael Coffindaffer will continue the strong working relationship that they have cultivated for six years, building on their combined experience of almost twenty-five years in the home décor category.

                Nitches’ Chairman and CEO Steve Wyandt commented, “With this acquisition Nitches continues to expand and diversify our revenue stream while capitalizing on our international sourcing and domestic distribution infrastructure.  We have closely watched the development of Taresha in the home décor category and believe Nitches’ sourcing and distribution platform combined with access to key retailers will support continued organic growth of the Home Décor business.”

                Nitches, Inc. designs, sells, imports and distributes apparel and accessories to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains.  The Company also develops and manufactures private label products for many leading department stores and multi-channel retailers.   Nitches markets women’s specialty apparel by Adobe Rose®, Saguaro® and Southwest Canyon®, Newport Blue® men’s casual lifestyle clothing, Dockers® men’s swimwear and t-shirts, golf apparel by The Skins Game®, and women’s sleepwear and loungewear

10280 Camino Santa Fe   •   San Diego, California 92121   •   www.nitches.com    •   Fax: 858.625.0746

by Body Drama®.  Furthermore Nitches’ Designer Intimates subsidiary distributes sleepwear, robes, loungewear, and daywear under the following brands: Derek Rose®, Princesse tam tam®, Crabtree & Evelyn®, Disney Couture®, The Anne Lewin® Collection, The Bill Blass® Lifestyle Collection, The Dockers® Collection, The Claire Murray® Collection and The Vassarette® Collection.

                Nitches, Inc. has been designing and marketing quality apparel for niche markets since 1971.  The Company is headquartered in San Diego, California with offices in Los Angeles, New York City, Hong Kong and Istanbul.  The Company’s shares are traded on the NASDAQ Capital Market under the symbol NICH.  Visit our web site at http://www.nitches.com.

                Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results.  Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer.  The Company’s results may also differ materially from period to period due to the seasonal nature of the Company’s product lines.  Such seasonal differences may be further impacted by the Company’s acquisition of Designer Intimates.  These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

Contact:	Steve Wyandt
Web:	http:// www.nitches.com
E-mail:	ir@nitches.com
Phone:	(858) 625-2633 (Option # 1: Corporate)

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